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                                                                    EXHIBIT 12.1
                                CRIIMI MAE INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                          FOR THE THREE MONTHS
                             ENDED MARCH 31,                FOR THE YEARS ENDED DECEMBER 31,
                          ---------------------  ------------------------------------------------------
                             1997       1996        1996       1995       1994       1993       1992
                          ---------- ----------  ---------- ---------- ---------- ---------- ----------
EARNINGS
Net income..............  17,274,154 11,543,125  31,713,406 18,534,089 26,010,119 15,757,505 16,041,231
Plus:
  Extraordinary item....           0          0           0          0          0          0          0
  Interest expense......  17,787,736 15,283,202  61,215,870 46,208,089 33,760,835 28,688,536 21,142,010
  Amortization of debt
   costs................     534,187    392,112   1,862,897  3,644,583  5,483,786  4,209,980  3,249,891
  Loss from investment
   in limited partner-
   ship.................           0          0           0          0          0          0    731,951
  Adjustment to hedges
   for valuations/
   sales................           0   (148,189)    178,750  2,393,106          0          0          0
                          ---------- ----------  ---------- ---------- ---------- ---------- ----------
Total earnings..........  35,596,077 27,070,025  94,970,923 70,779,867 65,254,740 48,656,021 41,165,083
                          ---------- ----------  ---------- ---------- ---------- ---------- ----------
FIXED CHARGES
Interest expense........  17,787,736 15,283,202  61,215,870 46,208,089 33,760,835 28,688,536 21,142,010
Amortization of debt
 costs..................     534,187    392,112   1,862,897  3,644,583  5,483,786  4,209,980  3,249,891
Adjustment to hedges for
 valuations/ sales......           0   (148,189)    178,750  2,393,106          0          0          0
                          ---------- ----------  ---------- ---------- ---------- ---------- ----------
Total fixed charges.....  18,321,923 15,527,125  63,257,517 52,245,778 39,244,621 32,898,516 24,391,901
                          ---------- ----------  ---------- ---------- ---------- ---------- ----------
Ratio of earnings to
 fixed charges..........        1.94       1.74        1.50       1.35       1.66       1.48       1.69
                          ========== ==========  ========== ========== ========== ========== ==========
FIXED CHARGES AND
 PREFERRED STOCK
 DIVIDENDS
Total fixed charges.....  18,321,923 15,527,125  63,257,517 52,245,778 39,244,621 32,898,516 24,391,901
Preferred stock divi-
 dends..................   1,825,387          0   3,526,451          0          0          0          0
Total fixed charges and
 preferred stock divi-
 dends..................  20,147,310 15,527,125  66,783,968 52,245,778 39,244,621 32,898,516 24,391,901
Ratio of earnings to
 fixed charges and pre-
 ferred stock dividends.        1.86       1.74        1.47       1.35       1.66       1.48       1.69
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